SUBSIDIARES OF REGISTRANT

1. Masatepe Communications, U.S.A., L.L.C., a Delaware limited liability company

2.       Sky King Communications, Inc., a Delaware corporation

3. VDC Telecommunications, Inc., a Delaware corporation (d/b/a Voice and Data Communications)

4.       Voice  &  Data  Communications  (Hong  Kong)  Limited,  a   Hong   Kong
         corporation

5.       WorldConnectTelecom.com, Inc., a Delaware corporation